Exhibit 99.1

VIASPACE FILES PATENT APPLICATION ON HYDROGEN FUEL CELL HUMIDITY MEASUREMENT INSTRUMENT

PASADENA, CA.—July 25, 2006—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that it has filed a provisional patent application on its laser based instrument to measure the humidity level in hydrogen fuel cells. The performance of hydrogen fuel cells using a Polymer Electrolyte Membrane (PEM) depends on the moisture level of the membrane. The membrane only conducts protons when it is hydrated or moist. The moisture is provided by water vapor in the incoming air or hydrogen stream. The VIASPACE instrument will provide real-time measurements of the amount of water vapor in these gas streams.

The provisional patent application describes the technique to continuously measure the humidity level using the diode laser technology, without interrupting the gas flow or requiring the water vapor to be condensed out of the gas stream. The VIASPACE laser based system has significant advantages over other humidity measuring techniques such as a wet bulb thermometer, a resistive polymer sensor, a capacitive sensor or a chilled mirror.

Dr. Carl Kukkonen, VIASPACE CEO, reports, “VIASPACE believes that its humidity measuring instrument is far superior to competing approaches, and this patent application is intended to protect our competitive advantage. The concept behind this instrument was originally developed at the NASA Jet Propulsion Laboratory to measure water vapor in the atmospheres of Earth and Mars. The technology came VIA the SPACE program.”

Previously VIASPACE has reported a commercial order for five of its humidity measuring instruments.

About VIASPACE: Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The risks are outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.